United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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File by a party other than the Company ☐

Check the appropriate box:

☐	Preliminary proxy statement

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

Tredegar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Company)

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Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1100 Boulders Parkway   │    Richmond, Virginia 23225

Annual Meeting of Shareholders

April 3, 2020

To Our Shareholders:

In a matter of weeks, we have entered a difficult and unprecedented time for our families, communities, and businesses.  We are all coping with the reality of how the coronavirus (COVID-19) pandemic is changing our daily lives both personally and professionally.  To protect the health, safety and welfare of our shareholders, employees and directors, we have decided to hold our 2020 Annual Meeting of Shareholders virtually using a live Internet webcast.  Shareholders will be able attend and participate in the virtual meeting, including voting their shares and asking questions from their home or any remote location with Internet connectivity.  Information on how to participate in this year’s virtual meeting can be found on page 1 of the enclosed proxy statement.  As used in this notice and the attached Proxy Materials, the term “annual meeting” refers to our virtual annual meeting.

We invite you to attend our 2020 Annual Meeting of Shareholders to be held on Thursday, May 21, 2020, at 9:00 a.m., Eastern Daylight Time.  At this year’s meeting, you are being asked to consider and act upon each of the following items:

1.	To elect the nine directors identified in the enclosed proxy statement;

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2020; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

We are using the Securities and Exchange Commission (SEC) rule for Notice and Access that allows companies to furnish proxy materials to their shareholders over the Internet.  You are therefore receiving a Notice of Internet Availability of Proxy Materials rather than a paper copy of our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  The Notice of Internet Availability explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials, if desired.

On behalf of our Board of Directors, management and employees of Tredegar Corporation, I thank you for your continued support and confidence in our company.

Sincerely yours,

John D. Gottwald
Chairman of the Board

NOTICE OF 2020 VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
 AND PROXY STATEMENT

DATE AND TIME:	Thursday, May 21, 2020, at 9:00 a.m., Eastern Daylight Time

PLACE:	We will hold a virtual annual meeting of shareholders. Shareholders may participate online by logging onto www.meetingcenter.io/238113553. There will not be a physical meeting location.

ITEMS OF BUSINESS:
1.    To elect the nine directors identified in the proxy statement;

2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3.    To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

WHO MAY VOTE:	You may vote if you were a shareholder of record on March 20, 2020.

DATE OF MAILING:	The Notice of Internet Availability of Proxy Materials is first being provided to shareholders on or about April 3, 2020.

By Order of the Board of Directors Michael J. Schewel Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2020.

Tredegar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Proxy Statement are available at:

www.edocumentview.com/TG

INSTRUCTIONS FOR THE VIRTUAL ANNUAL MEETING

This year our annual meeting will be a completely virtual meeting conducted via live Internet webcast.  There will not be a physical meeting location.  Shareholders will have the same rights and opportunities to participate in our virtual meeting as they would at an in-person meeting.  To attend and participate in our annual meeting, visit www.meetingcenter.io/238113553. Shareholders will need their 16-digit control number listed on their Notice or proxy card and the password TG2020.  Our annual meeting will begin promptly at 9:00 a.m., Eastern Daylight Time, on May 21, 2020.  We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio.  You may begin to log into the virtual platform beginning at 8:45 a.m., Eastern Daylight Time, on May 21, 2020.

The virtual platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins.  You should ensure that you have a strong Wi-Fi connection wherever you intend to participate in our annual meeting.

While we strongly encourage you to vote your shares prior to our annual meeting, you may also vote your shares during the annual meeting.  Once logged into the virtual platform as a shareholder, you will be able to vote your shares by following the voting link on the left.  You will need your 16-digit control number found on your proxy card or Notice document to do so.

If shareholders attending the annual meeting wish to submit a question during the meeting, click on the “messages” icon in the upper right.  Pertinent questions will be answered during the meeting, subject to time constraints.

If you are unable to attend our annual meeting, a replay of the annual meeting will be posted to our website at www.tredegar.com after the meeting.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

TREDEGAR CORPORATION

To be held on May 21, 2020

Approximate date of mailing of the Notice of Internet Availability of Proxy Materials ‒ April 3, 2020

VOTING INFORMATION

The Board of Directors (Board) of Tredegar Corporation, a Virginia corporation (Tredegar, we, our or us), is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, May 21, 2020 (the annual meeting or the 2020 annual meeting).  This proxy statement contains information about the items you will be voting on at the annual meeting.

Who may vote?

You may vote if you owned shares of Tredegar common stock on March 20, 2020, the date our Board established for determining shareholders entitled to vote at the annual meeting.  On that date, there were 33,502,971 outstanding shares of Tredegar common stock.  You are entitled to one vote for each share of Tredegar common stock you own.

What are the proposals shareholders will be voting on at the annual meeting?

You will be voting on the following:

1.	the election of the nine directors identified in this proxy statement to serve until the 2021 annual meeting of shareholders and until their successors are elected and qualified;

2.	the ratification of the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3.	the transaction of any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

How do I vote my shares?

You may vote your shares as follows:

•	If your shares of Tredegar common stock are registered directly in your name with Computershare, our transfer agent:

•	You may vote via the Internet by accessing the web page www.envisionreports.com/TG and following the on-screen instructions.

•	If you request a printed copy of the proxy materials, you may vote by telephone by calling toll-free 1-800-652-VOTE (8683) and following the instructions.

•	If you request a printed copy of the proxy materials, you may vote by mail by completing, signing, dating and returning the proxy card in the self-addressed, stamped envelope provided therewith.

•
While we strongly encourage you to vote your shares prior to our annual meeting, you may also vote your shares during the meeting by logging into the virtual meeting platform at www.meetingcenter.io/238113553, entering your 16-digit control number located on your proxy card, along with the password TG2020 and clicking the “Cast Your Vote” button.

•
If your shares of Tredegar common stock are held in street name with a brokerage firm, you may vote by completing, signing and returning the voting instruction form provided by your broker.  You may also be able to vote by telephone or via the Internet if your broker makes these methods available.  Please see the voting instruction form provided by your broker.

•	Even if you plan to attend the annual meeting, we strongly encourage you to vote your shares via the Internet, by telephone or by mail, as described above, prior to the annual meeting.

What constitutes a quorum for the annual meeting?

A quorum is a majority of the outstanding shares of Tredegar common stock present in person or represented by proxy at the annual meeting.  Abstentions and shares held of record by a broker or its nominee that are voted on any matter at the annual meeting are included in determining the number of shares present.  Shares held of record by a broker or its nominee that are not voted on any matter at the annual meeting will not be included in determining whether a quorum is present.  A quorum is necessary to conduct business at the annual meeting.

Will my shares be voted if I do not return my proxy?

If you are a Tredegar shareholder whose stock is registered directly in your name with Computershare and you do not (1) provide your voting instructions pursuant to the Internet voting options, (2) request a printed copy of the proxy materials and return your signed proxy card or use the telephone voting option, or (3) attend the annual meeting and vote during the meeting, your shares will not be represented at the meeting, will not count toward the quorum requirement and will not be voted.

If you are a Tredegar shareholder whose stock is held in street name with a brokerage firm, your broker may or may not vote your shares in its discretion if you have not provided voting instructions to the broker.  Whether the broker may vote your shares depends on the proposals before the meeting.  Under the rules of the New York Stock Exchange (NYSE), your broker may vote your shares in its discretion on “routine matters.”

The rules of the NYSE, however, do not permit your broker to vote your shares on proposals that are not considered “routine.”  When a proposal is not a routine matter and your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal.  This is called a “broker non-vote.”  Under the rules of the NYSE, the election of directors (Proposal 1) is considered a non-routine matter.  In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your broker.

Can I change or revoke my vote?

You may change or revoke your proxy at any time before it is voted at the annual meeting.  You can change or revoke your proxy by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy, if you request a printed copy of the proxy materials, (3) voting during the annual meeting, or (4) notifying Tredegar’s Corporate Secretary in writing that you want to change or revoke your proxy.  Attendance at the annual meeting will not by itself change or revoke a proxy.  If your shares of Tredegar common stock are held in street name with a brokerage firm, you should follow the instructions provided by your broker to change or revoke your voting instructions.

What happens if I do not specify a choice when returning a proxy?

You should specify your choice for each matter as provided on the Internet, by telephone, or the proxy card, if you request a printed copy of the proxy materials.  If you indicate when voting over the Internet or by telephone that you wish to vote as recommended by our Board, or if you return a signed proxy card without giving specific voting instructions, then the individuals designated as proxyholders will vote your shares in the manner recommended by our Board as disclosed in this proxy statement.  As to any other business that may properly come before the annual meeting, the individuals designated as proxyholders will vote your shares in the manner recommended by our Board or otherwise in the proxyholders’ discretion.

Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies and may use employees to solicit proxies by mail, in person or by telephone.  We have engaged Alliance Advisors, LLC (Alliance) to solicit proxies from brokers, nominees, fiduciaries and other custodians.  We will pay Alliance $6,500 for its services and will reimburse Alliance for its out‑of‑pocket expenses, including mailing, copying, phone calls and faxes and other expenses and will indemnify Alliance against any losses arising out of that firm’s proxy soliciting services on our behalf.

How do I communicate with the Board of Directors?

Shareholders can communicate in writing to our Board, any Board Committee or any individual director, including the Lead Director, by either mailing communications c/o Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia, 23225, Attention: Corporate Secretary, or by sending an e-mail to the following address:  directors@tredegar.com.  We will forward communications to the intended recipient(s), although we screen mail for security purposes.

Where can I find Tredegar’s corporate governance materials?

Our Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Executive Compensation Committee and Nominating and Governance Committee are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into other filings we make with the SEC.

How may I obtain Tredegar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and other financial information?

Our 2019 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (2019 Form 10-K), was made available with this proxy statement.

Shareholders may request copies of the 2019 Form 10-K (including the financial statements and financial statement schedules), without charge, from our Investor Relations Department at Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia, 23225, 1-855-330-1001, by emailing a request to invest@tredegar.com, or by submitting a request on the “Information Requests” page of the “Investors” section of the Tredegar website (www.tredegar.com).  We will deliver a list of exhibits to the 2019 Form 10-K, showing the cost of each, with the copy of the 2019 Form 10-K.  We will provide any of the exhibits upon payment of the charge noted on the list.  Exhibits to the 2019 Form 10-K are also available on the SEC’s website at www.sec.gov.

PROPOSAL 1:
ELECTION OF DIRECTORS

In accordance with Tredegar’s Amended and Restated Articles of Incorporation, as amended, all directors are elected for one-year terms expiring at the next succeeding annual meeting of shareholders.  Each nominee has agreed to serve if elected.  If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board.  The Board has no reason to believe that any of the nominees will be unable to serve.

Vote Required and Board Recommendation

Directors will be elected by a majority of the votes cast.  A majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” that nominee.  Abstentions and broker non-votes will have no effect on the outcome.

Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election will promptly tender his or her resignation to the Board in accordance with Tredegar’s Governance Guidelines.  The Nominating and Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation.  The full Board will consider all factors it deems relevant to the best interests of Tredegar, make a determination, publicly disclose its decision and, if such resignation is rejected, the rationale behind the decision, within 90 days after certification of the election results.

Our Board recommends that you vote “FOR” each of the nominees.

TREDEGAR’S BOARD OF DIRECTORS

Following is certain biographical and professional information, including information regarding each nominee’s specific experience, qualifications, attributes or skills that led to the conclusion that the individual should serve as a Tredegar director:

George C. Freeman, III; age 56; director since 2011; Chief Executive Officer of Universal Corporation, an international leaf tobacco merchant (Universal), since April 2008, Chairman of Universal since August 2008, and President of Universal since December 2006.  Other directorship:  Universal.  The Board has concluded that Mr. Freeman should serve as a director based on his strong executive management and leadership skills, his financial expertise and his extensive knowledge of international business, risk oversight and corporate governance.

John D. Gottwald; age 65; director since 1989; Chairman of the Board of Tredegar since May 2019, having served previously as President and Chief Executive Officer of Tredegar from August 2015 until March 19, 2019, as Interim President and Chief Executive Officer of Tredegar from June 2015 until August 2015, and as President and Chief Executive Officer of Tredegar from March 2006 until January 2010, and as Chairman of the Board of Tredegar from September 2001 until May 2006.  The Board has concluded that Mr. J. Gottwald should serve as a director based on his significant knowledge and understanding of Tredegar and its businesses and his significant experience and expertise in the leadership of global manufacturing companies.

William M. Gottwald; age 72; director since 1997; Retired, having served previously as Chairman of the Board of Tredegar from June 2015 until May 2019, as Vice Chairman of Tredegar from April 2004 until June 2015 and as Chairman of the Board of Directors of Albemarle Corporation, a specialty chemicals company (Albemarle), from 2001 until 2008.  The Board has concluded that Mr. W. Gottwald should serve as a director based on his significant experience and expertise in the leadership of global manufacturing companies. The Nominating and Governance Committee and the Board have separately determined that Mr. W. Gottwald’s continued service on the Board past age 72 is in the best interests of Tredegar.

Kenneth R. Newsome; age 60; director since 2014; President and Chief Executive Officer of Markel Food Group, a food processing and manufacturing company, since February 2014, having served previously as President and Chief Executive Officer of AMF Bakery Systems, Inc., a leading manufacturer of high-speed industrial baking equipment, since 1996.  The Board has concluded that Mr. Newsome should serve as a director based on his manufacturing expertise and significant leadership and management skills acquired as the chief executive of a global manufacturing company.

Gregory A. Pratt; age 71; director since 2014; Lead Director since 2016; Chairman of the Board of Carpenter Technology Corporation, a manufacturer and distributor of cast/wrought and powder metal stainless steels and specialty alloys (Carpenter), since November 2009, having served previously as Executive Chairman of Carpenter from July 2015 until November 2015, Executive Chairman, Chief Executive Officer and President of Carpenter from November 2014 until June 2015, and Chairman, Chief Executive Officer and President of Carpenter from September 2009 to July 2010.  Mr. Pratt served as Capital Area Chapter Chairman of the National Association of Corporate Directors, a non-profit organization focused on improving boardroom governance, from 2007 until 2019.  Other directorship:  Carpenter.  The Board has concluded that Mr. Pratt should serve as a director based on his financial and manufacturing expertise and leadership and management skills acquired as the chief executive of a large public company and based on his corporate governance expertise.

Thomas G. Snead, Jr.; age 66; director since 2013; Retired, having served previously as President of Anthem, Inc., Southeast Region, a managed care and health insurance company, from December 2002 until his retirement in January 2006.  Other directorships:  Atlantic Union Bankshares Corporation (formerly Union Bankshares Corporation), a Virginia financial and bank holding company since January 2018; and Xenith Bankshares, Inc. (from May 2013 until its merger with Union Bankshares Corporation in January 2018).  The Board has concluded that Mr. Snead should serve as a director based on his significant executive, financial and operations experience at a complex and highly-regulated public company.  His extensive background in corporate strategy, finance, accounting and operations allows Mr. Snead to provide valuable insight.  In addition, he brings public company board experience gained from his service on other public company boards.

John M. Steitz; age 61; director since 2017; President and Chief Executive Officer of Tredegar since March 19, 2019, having served previously as President and Chief Executive Officer of Addivant Corporation, a leading global supplier of antioxidants, intermediates, inhibitors, modifiers, UV stabilizers and other additives to the plastic and rubber industries, from March 2015 until January 2019, as President and Chief Operating Officer of PQ Corporation, a leading worldwide producer of specialty inorganic performance chemicals and catalysts, from October 2013 until March 2015, as President and Chief Executive Officer of Avantor Performance Materials, a global supplier of ultra-high-purity life sciences materials with strict regulatory and performance specifications, from September 2012 until September 2013, as President and Chief Operating Officer of Albemarle from March 2012 until August 2012, and as Chief Operating Officer and Executive Vice President of Albemarle from April 2007 until March 2012.  Other directorship:  Innophos Holdings, Inc., a producer of specialty grade phosphate products for the food, pharmaceutical and industrial market segments (from 2008 until its acquisition by One Rock Capital Partners in February 2020).  The Board has concluded that Mr. Steitz should serve as a director based on his knowledge of Tredegar and our businesses, his extensive operational background in the chemical industry and broad global commercial experience.  In addition, Mr. Steitz brings public company experience from both a senior management and board member perspective.

Carl E. Tack, III; age 64; director since 2014; Clinical Professor of Finance, Mason School of Business, College of William and Mary, since August 2015, having served previously as Adjunct Professor at the Mason School of Business and Marshall-Wythe School of Law, College of William and Mary, from July 2013 until August 2015, as Managing Partner, Delta Partners Group, from December 2010 until May 2012, Lecturer (Finance) at Imperial College London from January 2010 until May 2010, Executive in Residence, London Business School, from January 2010 until June 2011, and Managing Director, Deutsche Bank, from June 1996 until April 2009.  The Board has concluded that Mr. Tack should serve as a director based on his significant corporate finance and corporate strategy expertise acquired through his 27 years of experience as an investment banker and consultant working with companies engaged in a variety of industries and global markets.

Anne G. Waleski; age 53; director since 2018; Retired, having served previously as Executive Vice President, Markel Corporation, a global holding company for insurance, reinsurance, and investment operations around the world (Markel), from 2018 until June 2019, as Chief Financial Officer and Executive Vice President of Markel from 2010 to 2018, Treasurer of Markel from 2003 to 2010, and held various other finance positions at Markel from 1993 to 2003.  The Board has concluded that Ms. Waleski should serve as a director based on her financial expertise and understanding of risk management at a large, highly-regulated public company.

On the recommendation of the Nominating and Governance Committee, our Board has affirmatively determined that the following nominees are independent, as that term is defined under the general independence standards of the NYSE listing standards and our Governance Guidelines:  George C. Freeman, III, Kenneth R. Newsome, Gregory A. Pratt, Thomas G. Snead, Jr., Carl E. Tack, III, and Anne G. Waleski.

Our Board has adopted, as part of our Governance Guidelines, categorical standards to assist it in making these independence determinations.  All of the nominees identified as “independent” in this proxy statement meet these categorical standards, which are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

BOARD MEETINGS, MEETINGS OF NON-MANAGEMENT DIRECTORS
AND BOARD COMMITTEES

Our Board held seven meetings in 2019.  Each director who served as a director during 2019 attended at least 77% of the total number of Board meetings and the total number of meetings of all committees of the Board on which the director then served.  The committees of our Board were the Audit Committee, the Executive Compensation Committee, the Nominating and Governance Committee, and the Executive Committee.

The non-management directors of our Board meet regularly in private session at Board meetings.  The Chairman of the Board chairs the meetings of non-management directors.  During these meetings, the Chairman of the Board has the power to lead the meeting and set the agenda, but all non-management directors are encouraged to, and do, suggest topics for discussion and identify materials and other information for review.  The independent directors of our Board meet at each regularly scheduled Board meeting in private session.  The Lead Director chairs these meetings.  Our Lead Director is Mr. Gregory A. Pratt.

Shareholders and other interested persons may contact the independent directors (individually or as a group), the Chairman (individually) or the Lead Director (individually) in writing through one of the means described under “Voting Information ‒ How do I communicate with the Board of Directors?” on page 4 of this proxy statement.

Audit Committee

Our Audit Committee consists of Messrs. Thomas G. Snead, Jr. (Chairman), Gregory A. Pratt and Carl E. Tack, III, and Ms. Anne G. Waleski.  The Audit Committee met on eight occasions during 2019.  The Audit Committee operates under a written charter adopted by our Board, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  The principal functions of our Audit Committee are to review and oversee financial reporting, policies, procedures and internal controls; to retain and oversee activities of our independent registered public accounting firm; to oversee the internal audit function; to oversee our major financial risk exposures, including cybersecurity risks; to oversee legal and regulatory compliance and adherence to our Code of Conduct; to review and approve, if appropriate, related person transactions; to receive from and discuss with our independent registered public accounting firm written disclosures as to independence; to prepare the Audit Committee report for inclusion in the annual proxy statement; and to establish procedures for complaints received regarding our accounting, internal accounting controls and auditing matters.

Upon the recommendation of our Nominating and Governance Committee, our Board has determined that each member of our Audit Committee is independent of management and free of any relationships that, in the opinion of our Board, would interfere with the exercise of independent judgment and is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended (the Exchange Act) and rules thereunder, as incorporated into the listing standards of the NYSE, and in accordance with the Audit Committee Charter and our Governance Guidelines.

Our Board has determined that Messrs. Gregory A. Pratt and Thomas G. Snead, Jr., and Ms. Anne G. Waleski are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  Our Board has further determined that each member of our Audit Committee is financially literate and that, as required by the NYSE listing standards, each member of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Our Audit Committee has adopted written procedures for pre-approving certain audit and permissible non-audit services provided by our independent registered public accounting firm.  These procedures include reviewing a budget for audit and permissible non-audit services.  The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted.  Audit Committee approval is required to exceed the budget amount for a particular category of audit and permissible non-audit services and to engage the independent registered public accounting firm for any audit and permissible non-audit services not included in the budget.  For both types of pre-approval, our Audit Committee considers whether such services are consistent with the SEC rules on auditor independence.  Our Audit Committee may delegate pre-approval authority to the Chairman of our Audit Committee.  Our Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by our Audit Committee.

Executive Compensation Committee

Our Executive Compensation Committee consists of Messrs. George C. Freeman, III (Chairman), and Kenneth R. Newsome and Ms. Anne G. Waleski.  The Executive Compensation Committee met on six occasions during 2019.  The Executive Compensation Committee operates under a written charter adopted by our Board, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  The principal functions of our Executive Compensation Committee are to approve corporate goals and objectives relevant to Chief Executive Officer compensation and evaluate our Chief Executive Officer’s performance in light of those goals and objectives; to determine and approve Chief Executive Officer compensation, including base salary, long-term equity compensation and incentive awards; to approve the salaries and incentive awards of other executive officers; to grant awards under our equity incentive plan; to review compensation programs to confirm they do not encourage unnecessary risk-taking; to retain compensation consultants, legal counsel and any other advisors to the Executive Compensation Committee; to review and recommend for approval by the Board our approach with respect to the advisory vote on executive compensation (say-on-pay) and how frequently we should permit shareholders to have a say-on-pay; to review and discuss with our management the Compensation Discussion and Analysis and, based on such review and discussion, determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the annual proxy statement; and to prepare the Executive Compensation Committee report for inclusion in the annual proxy statement.

All of the members of our Executive Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “independent directors” (within the meaning of the current NYSE listing standards and our Governance Guidelines).

Executive Compensation Committee Interlocks and Insider Participation

No member of our Executive Compensation Committee was at any time an officer or employee of Tredegar.  None of our executive officers serves as a director or member of a compensation committee (or other committee of a board performing equivalent functions) of another entity where an executive officer of such entity served as a director of Tredegar or on our Board’s Executive Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Messrs. Gregory A. Pratt (Chairman), George C. Freeman, III, and Carl E. Tack, III.  The Nominating and Governance Committee met on four occasions during 2019.  The Nominating and Governance Committee operates under a written charter adopted by our Board, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  The principal functions of our Nominating and Governance Committee are to review the size and composition of our Board; to ensure a balance of appropriate skills and characteristics on our Board; to develop criteria for director nominees; to recruit new directors, to consider director nominees recommended by shareholders and others and to recommend nominees for election as directors, all in accordance with the director selection criteria; to approve compensation of directors, including the compensation of our Chairman and any Vice Chairman (except for a director who is also our Chief Executive Officer, whose compensation is determined solely by our Executive Compensation Committee); to review our Code of Conduct, Governance Guidelines and other governance matters, and to ensure policies are properly communicated and consistently enforced; to make recommendations regarding composition of our Board committees; and to recommend actions to increase our Board’s effectiveness.

All members of our Nominating and Governance Committee are independent, as defined under the general independence standards of the NYSE listing standards and our Governance Guidelines.

Data and Cybersecurity Risk

We believe that our principal cybersecurity risks are threats to our manufacturing production process, order processing, recordkeeping and other internal functions, and to the disclosure of our proprietary know-how.  We have attempted to design our cybersecurity protections accordingly.  Tredegar maintains an active cross-company, cross-discipline internal Information Security Committee that meets on a regular basis to identify information security risks and appropriate risk mitigation strategies.  Our Board has delegated initial oversight of cybersecurity risks to the Audit Committee.  The Audit Committee receives quarterly updates on the principal cybersecurity risks that Tredegar faces and the ongoing progress in mitigating and remediating these risks.  The Audit Committee regularly reports to our Board on these matters.  In addition, our Board receives annual enterprise risk assessments, including as to cybersecurity risks, and annual, or more often, cybersecurity system updates.

CORPORATE GOVERNANCE

CEO Succession Planning

Chief Executive Officer (CEO) succession planning is a key responsibility of our Board.   On February 22, 2019, the Board elected Mr. John M. Steitz to succeed Mr. John D. Gottwald as CEO of Tredegar effective March 19, 2019.  At its August meeting each year, the Board completes a succession planning review process for the positions of CEO and other key Tredegar executives.

Board of Directors

Our Board is composed of nine directors, six of whom our Board has affirmatively determined are independent under the general independence standards of the NYSE and our Governance Guidelines.  The primary mission of our Board is to represent and protect the interests of our shareholders by overseeing management and acting in the best interests of Tredegar and our shareholders.  As provided in our Governance Guidelines, our Board has a non-management Chairman whose duties and responsibilities are separate and distinct from those of our CEO.  We believe that the separation of the Chairman and CEO roles is appropriate and in the best interests of Tredegar and our shareholders at this time.  We believe the separation of the Chairman and the CEO roles, and our Audit Committee, Executive Compensation Committee and Nominating and Governance Committee, which are comprised entirely of independent directors, helps provide effective oversight of management and facilitates the relationship between our Board and management in overseeing and managing the material risks we face.  We also have an independent Lead Director, Mr. Pratt.

The responsibilities of our Lead Director are to preside over executive sessions of the independent directors, which occur at each regularly scheduled Board meeting, and all meetings at which the Chairman is not present; call meetings of the independent directors as he deems necessary; serve as a liaison between the Chairman and the independent directors; and be available for consultation and communication if requested by major shareholders.

We believe that this system of checks and balances involving both our non-management Chairman and Lead Director helps ensure that key decisions made by our management team, including the CEO, are reviewed and subject to oversight.

Risk Management; Climate Change Risk

Management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  Management regularly reports to our Board on operating and other risks.  In addition, the Board annually receives and reviews management’s formal enterprise risk management report that identifies our principal risks and appropriate risk mitigation strategies and separate reports on key cybersecurity risks.

While our Board is ultimately responsible for risk oversight at Tredegar, various Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk.  The Audit Committee assists the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar and our subsidiaries and also assists the Board in overseeing our internal auditing and compliance functions.  The Audit Committee is responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures.  The Audit Committee also includes cybersecurity risks within its oversight function.  See “Data and Cybersecurity Risk” beginning on page 10 of this proxy statement.  The Nominating and Governance Committee oversees risks associated with our Governance Guidelines, including compliance with listing standards for independent directors.  The Executive Compensation Committee oversees risks associated with our executive and other employee compensation programs.

Tredegar assesses its climate change risk exposure in accordance with the primary risk categories outlined in the Climate Change Risk Oversight Framework for Directors developed by State Street Global Advisors in June 2019.  Tredegar’s assessment of these risks can be found on our website at www.tredegar.com by selecting “Our Broader Commitments” under “About Tredegar.”

Code of Conduct

Our Code of Conduct applies to our officers, employees and directors, including our CEO, our Chief Financial Officer and our Principal Accounting Officer and Controller.  We conduct our business in accordance with the highest standards of conduct.  Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us.  Equally important are honesty, integrity and fairness in our business operations and in our dealings with others.  Diligently applying these standards makes good business sense and allows us to earn the trust and respect of our shareholders, employees, customers, suppliers, regulators and the communities in which we operate.  We have provided employees, customers and suppliers with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline provided by a third-party vendor.  Our Code of Conduct reflects the foregoing principles.  Our Code of Conduct is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

Our Broader Commitments; Political Contributions

Tredegar is committed to our employees, customers, investors, and suppliers; to compliance with the laws and regulations of the six countries where our facilities are located; to providing a positive, healthy and safe work environment for our employees; and to good stewardship of the environment.  These commitments are reflected in our Code of Conduct.  Details of “Our Broader Commitments” are available on our website at www.tredegar.com by selecting “Our Broader Commitments” under “About Tredegar.”

Tredegar embraces diversity in all respects, including gender.  We currently have one woman serving on our Board.  We have had a female Board member in 20 out of the last 26 years and had a female CEO from 2010 to 2015.  The gender diversity of our Board and executive team, and the overall diversity of our management, has been historically strong.

Tredegar has a long-standing practice of not making political contributions.

Governance Guidelines

Our Board has adopted Governance Guidelines that reflect our governance principles and our long-standing commitment to maintaining high corporate governance standards.  These guidelines provide for a uniquely transparent flow of information between management and the Board in order to empower the Board in its decision-making process and include an express charge to the Board to represent the interests of shareholders in maintaining the success of Tredegar’s businesses and the creation of long-term shareholder value.  The Governance Guidelines also mandate an annual employee survey, the results of which are presented to the Board.  These guidelines are reviewed annually at the Nominating and Governance Committee and Board meetings held in February.  Our Governance Guidelines are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

Director Attendance at Annual Meeting of Shareholders

Our policy is that directors attend the annual meeting of shareholders.  All of our directors who served as directors in 2019 attended the 2019 annual meeting.

Board Evaluation

Our Board and our Board committees carefully evaluate their own effectiveness each year.  The formal self-evaluation may be in the form of a written or oral questionnaire, administered in recent years by the General Counsel’s office or third parties.  The evaluation is comprised of questions designed to elicit information to be used in improving Board and committee effectiveness.  Director feedback solicited from the formal self-evaluation is discussed during applicable Board and committee meetings, and the Board self-evaluation is further reviewed by the Nominating and Governance Committee.  In response to feedback from the evaluation process, our Board and committees work with management to take concrete steps to improve policies, performance and procedures to further the effectiveness of the Board and committees.  Our Nominating and Governance Committee also follows up on comments from the Board evaluation process so that issues raised in the evaluation process are addressed by the Board.  The Board evaluation also includes a skills matrix to help the Nominating and Governance Committee to better identify potential skills or attribute gaps in the current Board and potential future Board members.

COMPENSATION OF DIRECTORS

Components of Director Compensation

The Nominating and Governance Committee determines and approves non-employee director compensation.  Our CEO, whose compensation is determined solely by our Executive Compensation Committee, receives no additional compensation for service as a director.  For 2019, non-employee directors received the following annual retainers, payable in equal quarterly installments in arrears, for their service on our Board and its committees:

Non-Employee Director	$113,000
Chairman of the Board	$65,000
Audit Committee Chairman	$16,000
Non-Chair Member of the Audit Committee	$9,500
Executive Compensation Committee Chairman	$11,000
Non-Chair Member of the Executive Compensation Committee	$7,000
Nominating and Governance Committee Chairman	$7,500
Non-Chair Member of the Nominating and Governance Committee	$4,500
Executive Committee Chairman	$9,000
Non-Chair Member of the Executive Committee	$4,500

The retainers for non-employee directors and the Chairman of the Board were paid 50% in the form of cash and 50% in the form of stock awards under the Tredegar Corporation 2018 Equity Incentive Plan (the 2018 Plan).  The stock awards were determined based on the closing price of Tredegar common stock as reported on the NYSE on the date of grant.  The stock awards became fully vested and transferable immediately upon the date of the grant.

With respect to the stock award portion of the 2019 annual retainer, each non-employee director received quarterly grants of Tredegar common stock equal as nearly as possible to but not to exceed $14,125 per quarter for his or her service on the Board.  The Chairman of the Board received an additional number of shares of Tredegar common stock equal as nearly as possible to but not to exceed $8,125 per quarter.

Retainers for our Chairman of the Board and committee Chairmen and members commenced after our Board elected members to these positions.

The following table presents information relating to total paid compensation of our non-employee directors for the fiscal year ended December 31, 2019.  As a result of the matters referred to in the Current Report on Form 8-K that we filed on November 1, 2018, we were unable to file a registration statement on Form S-8 with the SEC to enable us to timely issue registered shares of Tredegar common stock to our non-employee directors under the 2018 Plan.  Immediately following the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, we filed the Form S-8 for the 2018 Plan and issued the shares owed to our non-employee directors, based on the price at which they would have been issued had they been issued on the dates they were due and payable, along with the dividends they would have received had the shares been timely issued.  Accordingly, the amounts shown in the “Stock Awards” and “Total” columns are larger than normal, as they reflect stock awards owed to our non-employee directors for their service on the Board during a portion of 2018 that were ultimately paid in 2019.

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
	($)	($)	($)
George C. Freeman, III	$72,049	$98,803	$170,852
John D. Gottwald	$73,062	$65,845	$138,907
William M. Gottwald	$70,957	$134,110	$205,067
Kenneth R. Newsome	$65,071	$98,803	$163,874
Gregory A. Pratt	$73,549	$98,803	$172,352
Thomas G. Snead, Jr.	$72,549	$98,803	$171,352
John M. Steitz	$17,507	$54,427	$ 71,934
Carl E. Tack, III	$70,549	$98,803	$169,352
Anne G. Waleski	$72,622	$98,803	$ 171,425

(1)
The amounts set forth in the Non-Employee Director Compensation Table include the shares owed to our non-employee directors for 2018, based on the price at which they would have been issued had they been issued on the dates they were due and payable, as set forth below.

Date of Grant	Non-Employee Director Shares	Chairman of the Board Additional Shares	Closing Price
June 29, 2018	601	345	$23.50
September 28, 2018(a)	652	375	$21.65
December 31, 2018	890	512	$15.86

(a)	Except Ms. Waleski, who received 326 shares of Tredegar common stock, representing a prorated number of shares from her election to the Board (August 18, 2018) until September 28, 2018.

The following table indicates the respective dates of grant, the number of shares received and the closing price of Tredegar common stock for each such grant received for their service on the Board during 2019:

Date of Grant	Non-Employee Director Shares	Chairman of the Board Additional Shares	Closing Price
March 29, 2019(a)	875	503	$16.14
June 28, 2019	849	487(b)	$16.62
September 30, 2019	723	416	$19.52
December 31, 2019	631	363	$22.35

(a)
Except Mr. Steitz, who received 748 shares of Tredegar common stock, representing a prorated number of shares from January 1, 2019 until he became as President and Chief Executive Officer (March 19, 2019), and except for Mr. J. Gottwald, who received 126 shares of Tredegar common stock, representing a prorated number of shares from his retirement as President and Chief Executive Officer (March 19, 2019) until March 29, 2019.

(b)
Mr. J. Gottwald received 316 shares of Tredegar common stock, representing a prorated number of shares from his election as Chairman of the Board (May 2, 2019) until June 28, 2019, and Mr. W. Gottwald received 171 shares of Tredegar common stock, representing a prorated number of shares from April 1, 2019 until he ceased to be Chairman of the Board (May 2, 2019).

The amounts set forth in the Non-Employee Director Compensation Table represent the grant date fair value computed in accordance with FASB Accounting Standards Codification™ Topic 718, Compensation – Stock Compensation, for the shares of Tredegar common stock awarded to each non-employee director identified above under the terms of the 2018 Plan during the fiscal year ended December 31, 2019, based on the closing price of Tredegar common stock as reported on the NYSE on the respective dates of grant.

Outside Director Stock Ownership Guidelines

Under Tredegar’s Outside Director Stock Ownership Guidelines, all of our non-employee directors are to achieve ownership of Tredegar common stock in an amount equal to at least three times that director’s base annual cash retainer.  Directors have three years from their election to our Board to satisfy 50% of the requirement and six years to satisfy the full requirement.  All of our directors have satisfied the full stock ownership requirement, except Ms. Waleski, who joined our Board during 2018 and has until 2021 to satisfy the three-year, 50% requirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. John D. Gottwald, a director and Chairman of the Board, and William M. Gottwald, a director, are brothers.  Messrs. John D. Gottwald and William M. Gottwald, together with members of their immediate families (the Gottwalds), may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act.  There is no agreement between the Gottwalds with respect to the acquisition, retention, disposition or voting of Tredegar common stock.

Our Audit Committee is responsible for reviewing and approving, if appropriate, related person transactions.  Our Audit Committee operates under a written charter, the relevant provisions of which require it, to the extent not otherwise delegated to another committee comprised solely of independent directors, to review related person transactions for potential conflicts of interest situations.  The Audit Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of Tredegar.

For purposes of Tredegar’s Related Parties and Related Persons Transactions policy, (a) “Related person” means any director or executive officer of Tredegar; any employee of Tredegar or any of our subsidiaries; any nominee for director; any immediate family member(s) of directors, executive officers, employees or nominees for director; or any beneficial owner of more than 5% of Tredegar’s voting securities; (b) “Related person transaction” means a transaction in which Tredegar or any of our subsidiaries is, or is proposed to be, a participant and the amount involved exceeds $120,000, and in which a related person has, had or may have a direct or indirect interest; (c) “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, employee or beneficial owner of more than 5% of Tredegar’s voting securities; and (d) “Transaction” means any financial contract, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar contracts, arrangements or relationships.

STOCK OWNERSHIP

Below is information on the beneficial ownership of Tredegar common stock as of February 21, 2020 by each director, each director nominee and each executive officer named in the Summary Compensation Table beginning on page 31 of this proxy statement.  The table also shows the beneficial ownership of all directors, director nominees and executive officers of Tredegar as a group as of February 21, 2020.

Security Ownership of Management

	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power	Total Number of Shares		Percent of Class(a)
	Outstanding	Options
Directors, Nominees and Certain Executive Officers(b)
D. Andrew Edwards	43,858	-	-	43,858
George C. Freeman, III	20,613	-	-	20,613
John D. Gottwald	1,891,460	-	868,816	2,760,276	(c)	8.24%
William M. Gottwald	87,028	-	957,453	1,044,481	(d)	3.12%
Kenneth R. Newsome	18,110	-	-	18,110
Gregory A. Pratt	18,110	-	-	18,110
Michael J. Schewel	36,673	-	-	36,673
Thomas G. Snead, Jr.	19,712	-	-	19,712
John M. Steitz	53,767	-	-	53,767
Carl E. Tack, III	18,110	-	-	18,110
Anne G. Waleski	4,294	-	-	4,294
All directors, nominees and executive officers as a group(12)(e)(f)	2,228,858	3,920	1,826,269	4,054,112		12.10%

(a)	Unless a specific percentage is noted in this column, each person owns less than 1% of the outstanding shares of Tredegar common stock.

(b)	Some of the shares may be considered to be beneficially owned by more than one person or group listed and are included in the table for each.

(c)	Mr. John D. Gottwald disclaims beneficial ownership of 4,935 shares of Tredegar common stock.

(d)	Mr. William M. Gottwald disclaims beneficial ownership of 4,935 shares of Tredegar common stock.

(e)
The directors and executive officers have sole voting and investment power over their shares, except for those listed under the heading “Number of Shares with Shared Voting and Investment Power,” which are held by or jointly with spouses, by children or in partnerships or trusts.  Any shares of Tredegar common stock held under our benefit plans for any director or executive officer are included in the number of shares over which that person has sole voting or investment power.  Shares held by the trustees of those plans for other employees are not included.

(f)
Messrs. John D. Gottwald and William M. Gottwald share voting and investment power for 4,935 shares of Tredegar common stock.  This overlap in beneficial ownership has been eliminated in calculating the total number of shares and the percentage of class owned by directors, nominees and executive officers as a group.

The table below lists any person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us who beneficially owned more than 5% of the shares of Tredegar common stock as of February 21, 2020.

Security Ownership of Certain Beneficial Owners

Names and Addresses of Beneficial Owners	Number of Shares of Common Stock		Percent of Class
John D. Gottwald, William M. Gottwald and Floyd D. Gottwald, Jr. (a) 9030 Stony Point Parkway Richmond, VA 23235	7,354,800	(b)	21.82%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	4,419,154	(c)	13.19%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,991,519	(d)	11.91%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,954,170	(e)	8.82%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,655,640	(f)	7.93%

(a)
Messrs. John D. Gottwald, William M. Gottwald and Floyd D. Gottwald, Jr., together with members of their immediate families, may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Tredegar common stock.

(b)	Based solely on the information contained in Amendment No. 11 to the Schedule 13D filed with the SEC on February 20, 2014.

(c)	Based solely on the information contained in Amendment No. 20 to the Schedule 13D filed with the SEC on August 1, 2019.

(d)	Based solely on the information contained in Amendment No. 11 to the Schedule 13G filed with the SEC on February 4, 2020.

(e)	Based solely on the information contained in Amendment No. 5 to the Schedule 13G filed with the SEC on February 12, 2020.

(f)	Based solely on the information contained in Amendment No. 14 to the Schedule 13G filed with the SEC on February 12, 2020.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program for our Named Executive Officers (or NEOs).   The compensation for our NEOs is set forth in the 2019 Summary Compensation Table and the other compensation tables contained in this proxy statement.  On March 19, 2019, Mr. John D. Gottwald retired as our President and CEO and Mr. John M. Steitz succeeded Mr. Gottwald as President and CEO.

As a result, this Compensation Discussion and Analysis (or CD&A) section reflects that our NEOs for 2019 were:

•	John M. Steitz, President and CEO from March 19, 2019;

•	John D. Gottwald, former President and CEO until March 19, 2019;

•	D. Andrew Edwards, Vice President and Chief Financial Officer; and

•	Michael J. Schewel, Vice President, General Counsel and Corporate Secretary.

Key Compensation Corporate Governance Practices

The Executive Compensation Committee (the Committee) and our Nominating and Governance Committee continuously review evolving practices in executive compensation and corporate governance.  We have adopted certain policies and practices that we believe are consistent with industry best practices.  In relation to our Executive Compensation Policies:

We DO:

•
make variable performance compensation a significant component of each executive’s total compensation, with the proportion of compensation allocated to variable performance compensation increasing with the level of responsibility;

•	balance short-term and long-term compensation, which discourages short-term risk-taking at the expense of long-term results;

•	require meaningful stock ownership and retention at levels that increase with responsibility;

•
provide for two-year vesting for stock options granted to NEOs, and three-year vesting for restricted stock awards granted to NEOs, and limited transfer rights for restricted stock until the NEO is in compliance with the executive stock ownership policy;

•	use an independent executive compensation consultant that reports directly to the Committee and does not provide any services to Tredegar other than executive and director compensation services;

•
conduct an annual compensation risk review of potential and existing risks arising from our compensation programs and policies and historically have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Tredegar; and

•	have a claw back policy for the recovery of performance-based compensation in the event of executive officer misconduct related to our financial results.

We do NOT:

•	permit hedging transactions on our stock under any circumstances by our directors, officers or employees;

•
provide any employees, including executives, with special perquisites such as personal use of corporate assets or special company-funded executive deferred compensation plans maintained solely for the benefit of the executives;

•	have employment agreements with any employees, including our executive officers; and

•	permit stock option re-pricings without shareholder approval, and discounted stock options are not permitted under our equity incentive plan.

Role of Shareholder Say-on-Pay Votes

Our last “say-on-pay” vote was at our annual meeting of shareholders held on May 21, 2018 (2018 annual meeting), when we provided our shareholders with the opportunity to cast a non-binding advisory vote on the executive compensation paid to our NEOs.  At our 2018 annual meeting, approximately 89% of the votes cast on the “say-on-pay” proposal approved the compensation of our NEOs.  Although the advisory shareholder vote on executive compensation was non-binding, the Committee considered the outcome of the 2018 vote and believes that the 2018 shareholder vote endorsed the compensation philosophy of the Committee and our executive compensation program; therefore, the Committee did not make any material changes to the executive compensation program during 2018 or 2019.  The Committee will consider the “say-on-pay” vote by the shareholders at our 2021 annual meeting and future “say-on-pay” votes by our shareholders in making adjustments to or developing executive compensation programs in the future.

Compensation Philosophy and Objectives

General

Our businesses operate in highly competitive industries that require outstanding customer service and manufacturing efficiency.  To lead and manage these businesses, we require high-caliber executive talent with strong vision and operational skills.  The objectives of our executive compensation programs are to attract, motivate and retain highly qualified executive officers.  To accomplish these objectives, we rely on a pay strategy that emphasizes performance-based compensation through annual and long-term incentives.  We believe that this pay strategy aligns with our business strategy of generating strong operating results and shareholder value creation while controlling fixed costs.  In this manner, we believe that our executive compensation program supports and reinforces our business objectives and creates a strong link between pay and performance.

Specifically, our executive compensation program:

•	is primarily performance-based, with the percentage of an executive’s total compensation opportunity that is based on our financial performance increasing with the executive’s level of responsibility;
•	is significantly stock-based in order to ensure our executives have common interests with our shareholders;
•	is intended to enhance retention of our executives by subjecting a meaningful portion of their total compensation to multi-year vesting;
•	links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;
•	provides our executives with an opportunity for competitive total pay; and
•	does not encourage our executives to take unnecessary or excessive risks.

Our executive compensation philosophy and strategy aim generally to provide targeted compensation opportunities for base salaries, annual cash incentives and long-term equity incentives near the 50th percentile of our peer group (as defined below) in order to attract and retain talent while using a balance of fixed and variable pay programs to align actual compensation earned with company performance.  Allocations between short-term and long-term compensation opportunities and between cash and equity awards take into account market data but may vary over time and among executives.  Greater detail regarding these company-specific and individual factors is included in the discussion below.

Process and Procedure for Determining Compensation of Executive Officers

The primary role of the Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our CEO, other NEOs and certain other officers designated by the Committee.  The Committee has the overall responsibility to evaluate the performance of and determine the compensation of our CEO and approve the compensation structure for our NEOs and other officers designated by the Committee.  Our CEO makes specific recommendations to the Committee regarding the compensation of our NEOs, other than himself, and certain other officers designated by the Committee based on the compensation structure approved by the Committee.  After review and discussion, the Committee gives its final approval of the compensation for our NEOs and certain other officers designated by the Committee.  The Committee reports regularly to our Board on matters relating to the Committee’s actions.

Under its charter, the Committee has the authority to engage compensation consultants to assist the Committee in fulfilling its responsibilities.  The Committee has engaged Pearl Meyer, a nationally-recognized compensation consulting firm, as its outside advisor for executive compensation.  Pearl Meyer reports directly to the Committee, and the scope of its work is directed by the Committee.  In retaining Pearl Meyer, the Committee assessed the independence of Pearl Meyer pursuant to applicable NYSE and SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Committee.

Executive compensation was last compared against a peer group in 2019, when, upon the Committee’s request, Pearl Meyer conducted a competitive market study of executive compensation levels for our NEOs.  The study included compensation data as disclosed in peer company proxy statements as well as survey compensation data published in the fall of 2019.  The peer group is set forth below:

Griffon Corporation	Kraton Corporation	Clearwater Paper Corporation
Ferro Corporation	Kaiser Aluminum Corporation	Innospec Inc.
AdvanSix Inc.	Apogee Enterprises, Inc.	Ingevity Corporation
Chart Industries, Inc.	Schweitzer-Mauduit International, Inc.	Neenah, Inc.
Rogers Corporation	Quanex Building Products Corporation	P. H. Glatfelter Company
Quaker Chemical Corporation	Lydall, Inc.	OMNOVA Solutions Inc.
Myers Industries, Inc.

The peer group companies listed above were chosen because they operate in industries similar to those in which we operate, and, at the time they were selected, had similar annual revenues (collectively referred to as the peer group).

In determining the compensation of our CEO and approving the compensation structure for our NEOs and certain other officers designated by the Committee, the Committee considers Tredegar’s performance, individual executive performance, recommendations from the CEO (for all positions other than the CEO), the peer group compensation, published compensation survey data and comments from Pearl Meyer.  The Committee also reviews reports prepared by management showing all elements of compensation and total compensation payable to each NEO.  Both the external market pay data and the internal pay history help guide the Committee’s decision-making, but no precise formulas or percentiles are applied to all NEOs in all situations.

Elements of Our Executive Officer Compensation Program

The Committee believes that the various elements of our compensation program effectively achieve the objective of aligning compensation with performance measures that are directly related to Tredegar’s financial goals and creation of shareholder value, without encouraging executives to take unnecessary and excessive risks.  The core elements of our 2019 compensation program for our executive officers are described below:

Element	Description	Objective
Base Salary	Fixed cash compensation	Reflects competitive market compensation, individual performance, experience and level of responsibility
Bonus	Special discretionary cash bonus	In unusual operating and/or market conditions or circumstances, rewards individual performance
Annual Incentives	Short-term variable compensation via an annual cash incentive plan (for 2019, the 2019 Cash Incentive Plan)	Rewards achievement of financial performance goals and individual performance objectives CEO does not participate
Long-Term Incentives	Long-term variable compensation via the 2018 Plan, in the form of: • Performance Units • Restricted Stock • Stock Options	Rewards achievement of long-term performance goals and shareholder value creation; promotes retention of executive officers
Defined Contribution Plans	Savings Plan (401(k) Plan) and Savings Plan Benefit Restoration Plan (SPBR Plan) (together Defined Contribution Plans)	Provides competitive benefits and savings opportunities for retirement
Defined Benefit Plans(1)	Retirement Income Plan (the Pension Plan)	Provides retirement security

(1)
Effective January 1, 2007, we closed the Pension Plan to new employees and froze the pay for active employees used to compute benefits as of December 31, 2007.  Effective February 28, 2014, service accrual for all participants in the Pension Plan was frozen (other than participants who are part of a collective bargaining agreement, whose service accrual was frozen upon the execution of a new collective bargaining agreement, resulting in all service accruals being frozen effective January 31, 2018).  In 2019, Messrs. Gottwald and Edwards were the only NEOs who participated in the Pension Plan.

2019 Compensation Decisions

Base Salaries

We seek to provide our executive officers with base salaries that are targeted within competitive market levels and that reflect the executive’s skills and abilities, experience, responsibilities, internal equity, performance and potential.  The Committee believes setting base salaries at this level allows us to attract, motivate and retain highly-qualified executive officers while maintaining an appropriate cost structure.

For 2019, the base salary for each NEO was as follows:

Named Executive Officer	2018 Base Salary	2019 Base Salary	% Increase(1)
John M. Steitz	-	$825,000	-
John D. Gottwald	$396,000	$396,000	0%
D. Andrew Edwards	$408,447	$420,700	3%
Michael J. Schewel	$387,229	$398,846	3%

(1)	The 3% increase for Messrs. Edwards and Schewel represents increases consistent with Tredegar’s overall merit-based increases.

Bonus

CEO Discretionary Bonus.  In connection with the Committee’s annual review of the CEO’s performance, the Committee has the discretion to grant to the CEO a cash bonus equal to not more than the CEO’s base salary for the year in question.  The CEO and the Committee agree annually on specific identified CEO performance objectives.  While the Committee’s decision to award a discretionary bonus to the CEO is based chiefly on the CEO’s achievement of those performance objectives, subject to the results of the annual CEO 360 assessment, the decision whether or not to grant the bonus is entirely within the Committee’s discretion.  Based on the Committee’s review of Mr. Steitz’s achievement of the identified CEO performance objectives, and the results of his annual CEO 360 assessment, the Committee awarded Mr. Steitz a discretionary bonus equal to 100% of his base salary of $825,000.

Annual Incentives

General.  Annual cash incentive opportunities serve to link executive rewards to our financial performance and the achievement of individual objectives.  Each year, we establish business plans for the forthcoming year that include financial, strategic and other goals for each of our operating businesses, including Bonnell Aluminum, Personal Care, Surface Protection, Terphane, Bright View Technologies, and Tredegar in general.  These business plans are reviewed by our Board.  Annual incentive payouts for our NEOs are determined based on the achievement of approved business plans.

2019 Cash Incentive Plan.  For 2019, each NEO had the following award opportunity as a percentage of 2019 base salary under the 2019 Cash Incentive Plan:

Named Executive Officer	Threshold Bonus %	Target Bonus %	Maximum Bonus %
John M. Steitz(1)	-	-	-
John D. Gottwald(1)	-	-	-
D. Andrew Edwards	15.0%	60.0%	120.0%
Michael J. Schewel	12.5%	50.0%	100.0%

(1)	Messrs. Steitz and Gottwald did not participate in the 2019 Cash Incentive Plan.

To ensure that the annual incentive awards establish a direct link between the interests of our NEOs and our shareholders, the Committee assesses performance against certain financial measures to establish the size of the incentive pool used for payment of annual incentive awards for the current year.  For 2019, the key financial measure of operating performance used to determine the amount, if any, of the annual incentive pool was earnings before interest and taxes (EBIT) for all businesses except Personal Care and Terphane, which used 100% earnings before interest, taxes, depreciation and amortization (EBITDA).  The financial performance threshold for each financial measure must be achieved before any incentives can be earned.  The Committee believes that these financial performance measures are effective and appropriate because they reflect income statement performance, which is consistent with the interests of our shareholders.

When setting the financial performance goals for the 2019 Cash Incentive Plan, the Committee reviewed and approved the following performance targets for the 2019 Cash Incentive Plan as they apply to our NEOs:

	2019 Targets ($ in Thousands)
	Threshold	Target	Maximum
Consolidated Corporate
EBIT	$43,263	$54,079	$64,895

The Committee believes that measuring EBIT on a consolidated basis for our NEOs appropriately aligns incentive opportunities with each NEO’s scope of responsibility and accountability.

For purposes of the 2019 Cash Incentive Plan, EBIT excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, pension income or expense for the Pension Plan, and other items that may be recognized or accrued under generally accepted accounting principles (GAAP).  The accounting principles used to determine EBIT are applied on a consistent basis with the immediate prior year with exceptions approved by the Committee.  For the purposes of EBIT-based incentive award calculations for 2019, EBIT excluded the following: (i) discretionary bonuses, since amounts are unpredictable, uncontrollable at the management level, and possibly significant; (ii) income or expense relating to restricted stock, performance-based stock or stock unit awards since amounts are dependent on future periods and are therefore subject to significant volatility; (iii) certain one-time unusual expenses unrelated to the operating businesses or entities (items (i), (ii) and (iii), the 2019 Excluded Items), and (iv) EBIT, as defined above, from any company or entity acquired in 2019.  For 2019, EBIT was $69.0 million.

In determining incentive payments for our NEOs (other than our CEO and former CEO) under the 2019 Cash Incentive Plan, the Committee considers, in addition to the financial performance goal, the recommendation of the CEO regarding each NEO’s (other than our CEO and former CEO) individual performance measured against the NEO’s individual performance goals.  Individual performance metrics were drawn from the following categories:  budgets, compliance objectives, operating profit, cost reductions, development of strategic plans, process improvement, succession activities, and organizational development and effectiveness.  Specific measurements are assigned to each individual performance objective early in the year for which the performance will be measured and results are determined based on the assessment of the degree of accomplishment of each objective.  The Committee applies a formula in linking individual results to incentive payment amounts by using these accomplishments, or lack of accomplishments, to determine the incentive amount applicable to the individual component of the formula, up to 100% of the weighting for the individual component.

These financial results, along with the achievement of the individual component of the formula, resulted in payouts between the target and the maximum level to our NEOs as follows:

Named Executive Officer	Actual Payout under 2019 Cash Incentive Plan	% of 2019 Base Salary
John M. Steitz(1)	-	-
John D. Gottwald(1)	-	-
D. Andrew Edwards	$504,840	120%
Michael J. Schewel	$398,845	100%

(1)	Messrs. Steitz and Gottwald did not participate in the 2019 Cash Incentive Plan.

The Committee received and confirmed Tredegar’s financial performance results before approving the payouts under the 2019 Cash Incentive Plan.

Long-Term Incentives

Long-term incentives, primarily equity-based awards, are an important element of our compensation program.  The 2018 Plan allows for the granting of stock options, restricted stock, stock appreciation rights and other equity awards based on Tredegar common stock, as well as performance-based long-term incentive cash awards.  We believe long-term incentives, such as those permitted by the 2018 Plan, promote our success by helping to retain executives and by focusing employee efforts on achieving those performance goals that lead to long-term growth of shareholder value.

Awards of performance stock units (Performance Units), restricted stock and stock options approved at the February meeting generally become effective on the third business day following the release of our fourth quarter earnings for the preceding fiscal year.

In consultation with Pearl Meyer, the Committee reviewed and considered various forms and methods of providing long-term incentive compensation opportunities to our executive officers.  After considering factors such as pay and performance alignment, shareholder alignment, retention goals, accounting cost, share usage, shareholder dilution, the ratio of short-term and long-term compensation, tax implications, peer group practices, and market trends, the Committee approved for 2019 the use of (1) Performance Units, which are an unfunded promise to deliver shares of common stock in the future upon achievement of both performance and service conditions; (2) service-based restricted stock; and (3) stock options.  Service-based restricted stock is intended to further balance the performance and retention objectives of our long-term incentive program and to create additional stock ownership opportunities for executives to further align their interests with shareholders.

The Committee determined that the equity grant mix for 2019 for our NEOs, other than the CEO and former CEO, would be as follows:  40% of the equity grant value in the form of stock options, 30% of the equity grant value in the form of Performance Units, and 30% of the equity grant value in the form of service-based restricted stock.

The specific number of Performance Units, restricted stock and stock options is generally based on converting the equity grant value into an appropriate number of shares for each form of equity being awarded.  For conversion purposes, Performance Units and restricted stock granted in 2019 were valued at the ten-day average stock price ending on March 20, 2019.  For 2019, the Performance Units were valued at a discount of $1.32 to the ten-day average stock price.  The $1.32 discount reflects projected dividends during the performance period, which Performance Units are not eligible to receive during the performance period.  Stock options were valued using the Black-Scholes Pricing Model and the number of options granted were based on the option value so determined.  Grant levels may then be adjusted up or down, at the Committee’s discretion, based on a variety of factors, including, but not limited to, our performance, the executive’s performance, internal pay equity and share availability under the 2018 Plan.

2019 Performance Units.  Based upon the considerations described above, in 2019 the Committee approved the following Performance Unit grants to each NEO identified below:

Named Executive Officer	Grant Date	Award (#)(1)	Fair Value as of Grant Date(1)
John M. Steitz(2)	-	-	-
John D. Gottwald(2)	-	-	-
D. Andrew Edwards	3/21/2019	9,219	$158,198
Michael J. Schewel	3/21/2019	8,012	$137,486

(1)
Under ASC Topic 718, it was assumed that the Performance Units granted will vest at the target level based upon information available on the date of grant.  Performance Units vest over a three-year period only if Tredegar meets certain operating thresholds over the vesting period.

(2)	Messrs. Steitz and Gottwald did not receive grants of Performance Units in 2019.

The 2019 Performance Units are tied to Return on Capital Employed (ROCE) for fiscal 2021.  ROCE excludes unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sales of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under the ASC Topic 718, pension income or expense for the Pension Plan and other items that may be recognized or accrued under GAAP.  The accounting principles used in determining ROCE are applied on a consistent basis with the prior year, with exceptions recommended by our CEO and Chief Financial Officer and approved by the Committee.  For the purposes of the Performance Units granted in 2019, ROCE excluded the 2019 Excluded Items.  The Performance Units can be earned at the threshold (50%), target (100%), or maximum (150%) levels.  If ROCE in calendar year 2021 is greater than the threshold but less than the target, or greater than the target but less than the maximum, the number of Performance Units earned in excess of the threshold award or the target award, as the case may be, will be determined by a straight-line interpolation of ROCE between threshold and target or target and maximum, as applicable.  If ROCE in calendar 2021 is less than the threshold, then no Performance Units will be earned.  Performance Units earned based on 2021 ROCE goals will vest and be settled in shares of Tredegar common stock on or before March 15, 2022.  The Committee believes that this design effectively balances the performance and retention objectives of the long-term incentive program.

2017 Performance Units Tied to 2019 Performance.  In 2017, the Committee awarded Performance Units tied to our 2019 ROCE.  Tredegar’s 2019 ROCE of 8.33% was between the target (8.00%) and maximum (9.60%) levels; therefore, the following Performance Units contingent upon 2019 ROCE were earned by the NEOs and vested on February 27, 2020.

Named Executive Officer	Performance Units Earned (#)	Value ($)
John M. Steitz(1)	-	-
John D. Gottwald(1)	-	-
D. Andrew Edwards	7,161	121,880
Michael J. Schewel	6,224	105,932

(1)	Messrs. Steitz and Gottwald did not receive grants of Performance Units in 2017.

Restricted Stock.  During 2019, the Committee also approved the following service-based restricted stock grants to each NEO identified below:

Named Executive Officer	Grant Date	Award (#)	Fair Value as of Grant Date
John M. Steitz	3/21/2019	27,306	$504,615
John D. Gottwald(1)	-	-	-
D. Andrew Edwards	3/21/2019	8,514	$157,339
Michael J. Schewel	3/21/2019	7,399	$136,734

(1)	Mr. Gottwald did not receive a grant of restricted stock in 2019 in his capacity as CEO.

The shares of restricted stock vest three years from the date of grant.  The shares of restricted stock (net of any shares surrendered to satisfy tax withholding obligations) must be retained by the NEO until the earlier of (i) the sixth anniversary of the date of grant, (ii) a change of control of Tredegar, (iii) the NEO’s death, or (iv) the NEO’s retirement.  Upon the issuance of the shares on the date of grant, the NEO listed above is entitled to vote the shares and will be entitled to receive, free of all restrictions, ordinary cash dividends.

Stock Options.  During 2019, the Committee also approved the following non-qualified stock option grants to each NEO identified below:

Named Executive Officer	Grant Date	Award (#)	Grant Date Fair Value of Award
John M. Steitz(1)	3/21/2019	273,057	$1,482,700
John D. Gottwald(2)	3/21/2019	386,026	$2,096,121
D. Andrew Edwards(2)	3/21/2019	37,841	$ 205,477
Michael J. Schewel(2)	3/21/2019	32,886	$ 178,571

(1)
These stock options vest three years from the date of grant, provided Mr. Steitz is employed by, or providing services to, Tredegar on the vesting date.  The stock option price is equal to the fair market value on the date of grant multiplied by 1.0612.  The stock options have a five-year term from the date of grant and were valued using the Black-Scholes Pricing Model value at 30% of share price.

(2)
These stock options vest two years from the date of grant, provided the NEO is employed by, or provides services to, Tredegar on the vesting date.  The stock options were approved by the Committee on February 21, 2019 to be effective March 21, 2019.  The stock options have a seven-year term from the date of grant and were valued using the Black-Scholes Pricing Model value at 30% of share price.

Since Mr. Gottwald’s election as President and CEO in 2015, he has asked not to participate in any annual cash incentive plans, not to receive any long-term equity incentive grants and not to receive an increase in his base salary, and the Committee has agreed to his requests.  As a result and because our executive compensation philosophy and program aim generally to provide targeted compensation opportunities for base salaries, annual cash incentives and long-term equity incentives near the 50th percentile of our peer group, he has consistently ranked as one of the lowest paid CEOs of companies listed on the NYSE.  The Committee concluded in 2018 and again in 2019 that a grant of non-qualified stock options to Mr. Gottwald fairly compensated him for his time and efforts as President and CEO, as his other compensation since his election in 2015 has not changed, except with respect to pension and retirement benefits.

Total Compensation

Based on the Pearl Meyer study conducted in 2019, general industry survey information and consultation with Pearl Meyer, the Committee reviewed the above elements of compensation and determined that the total compensation provided to the NEOs is reasonable.  As discussed above, the Committee does not use a precise formula or target percentiles to set NEO compensation.  The Committee does consider, among other data, industry trends and competitive market data information provided by Pearl Meyer to ensure each element and total compensation is reasonable.

Other Benefits for Chief Executive Officer and Executive Officers

In addition to the cash and equity compensation discussed above, we provide our CEO and other NEOs with the same benefits package available to all of our salaried employees.  When setting and determining annual compensation, the Committee reviews and considers all elements of compensation, including health and dental insurance (portion of costs); basic life insurance; long-term disability insurance; the Defined Contribution Plans; and the Pension Plan.  We do not provide executives with additional benefits or perquisites, such as company cars or vehicle allowances; personal use of corporate assets; or company-funded deferred compensation programs maintained solely for the benefit of executives.  We do not believe that these types of benefits are currently needed to attract, motivate and retain highly qualified executive officers.

Agreements with Executive Officers

As has been our practice, we do not currently have employment agreements with any of our executive officers.

Corporate Tax and Accounting Considerations

In December 2017, Section 162(m) of the Internal Revenue Code was amended pursuant to the Tax Cuts and Jobs Act.  Therefore, for 2019, Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction we may take for the annual compensation paid to each of our NEOs (covered officers).  This $1 million deduction limit now also applies to performance-based compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan.  While we considered the impact of this exclusion when developing and implementing our executive compensation programs, we do not believe that compensation decisions should necessarily be constrained by how much compensation is deductible for federal income tax consequences.  As a result, the Committee retains the discretion to authorize payments that may not be deductible if it believes that they are in the best interests of Tredegar.

Executive Stock Ownership Policy

Tredegar places a strong emphasis on equity ownership by executive officers and other members of senior management to strengthen the alignment of our executives’ interests with shareholder long-term interests.  Our CEO is required to acquire and maintain ownership of common stock with a value equal to five times his base salary.  Our other executive officers are required to acquire and maintain ownership of common stock with a value equal to 1.25 times their base salary.  The following types of common stock are counted toward the ownership total:  shares held outright by the executive or his or her family, in trust for the benefit of the executive, in the executive’s 401(k) Plan, and restricted stock held by the executive (both vested and nonvested).  If a participant is newly hired or promoted, the executive is to acquire 50% of the target ownership within three years of the date of hire or promotion and full compliance with the target ownership must be achieved within six years.  All NEOs and other employees covered by the policy who are not in compliance with the policy must retain at least 50% of any net shares (shares remaining after shares are sold or netted to pay applicable withholding taxes) received upon vesting of Performance Units and restricted stock awards until the NEO or other employee is in compliance with the policy.  The Committee reviews the holdings of our NEOs annually.  As of December 31, 2019, all of our NEOs have satisfied the full stock ownership requirement, except Mr. Steitz, who was elected President and CEO during 2019 and has until 2022 to satisfy the three-year, 50% requirement.

Executive Incentive-Based Compensation Recoupment Policy (Claw Back)

The Board, based on the Committee’s recommendation, approved and adopted an Executive Incentive-Based Compensation Recoupment Policy (Recoupment Policy), effective as of August 2, 2012 (Effective Date).  The purpose of the Recoupment Policy is to (i) prevent the unjust enrichment of current or former executive officers by permitting Tredegar to recover incentive-based compensation that was paid or issued or became vested as a result of financial results that were later determined to be incorrect, and (ii) mitigate the risk of manipulation of data used to determine the payment, issuance or vesting of incentive-based compensation.  The Recoupment Policy applies to all incentive-based compensation granted on or after the Effective Date to current or former executive officers of Tredegar.  The Recoupment Policy applies if (a) Tredegar is required to prepare an accounting restatement of its consolidated financial statements due to the material noncompliance by Tredegar with any financial reporting requirement under the U.S. federal securities laws, and (b) a current or former executive officer of Tredegar received incentive-based compensation in excess of the amount of cash or the number of shares of Tredegar common stock that such executive officer would otherwise have received or that would have become vested if the restated financial statements had been used to determine whether such incentive-based compensation should have been received or vested.  In these cases, Tredegar will recover from such current or former executive officer the amount of cash or shares that were paid or issued in excess of the amount of cash or shares that would have been paid or issued or have become vested according to the restated financial statements, net of any income or employment taxes paid by the current or former executive officer on the incentive-based compensation.

Risk Analysis of Executive Compensation Program

In 2019, the Committee asked management to undertake a risk assessment of Tredegar’s compensation programs and asked Pearl Meyer to review the assessment with regard to our executive compensation program.  The assessment confirmed that our compensation programs do not incentivize our employees to take risks that are reasonably likely to have a material adverse effect on Tredegar.  The Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to Tredegar’s overall business strategy.  In its discussions, the Committee considered the attributes of our programs, including:  (i) the balance between annual and longer-term performance opportunities; (ii) target executive compensation that is aligned with a well-defined industry peer group; (iii) short-term and long-term compensation programs based on financial metrics that measure both income statement performance and capital discipline; (iv) placement of a significant portion of our executive compensation “at risk” and dependent upon achieving specific corporate and individual performance goals; (v) stock ownership requirements that align executives’ interests with those of our shareholders; (vi) the absence of employment contracts with our executives; (vii) long-term incentive equity awards and grants comprised of multiple forms of vesting over multiple years; (viii) the use of rolling three-year Performance Units to lengthen the overall measurement period; (ix) having an incentive compensation recoupment (claw back) policy to authorize the potential recovery or adjustment of cash incentive payments and long-term equity payments paid to NEOs and other recipients under certain circumstances; (x) having each executive’s short-term incentive opportunity capped at two times his target bonus; and (xi) appropriate management supervision for sales-related incentives.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for Tredegar’s other executive officers.  In fulfilling its responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management.  Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

Executive Compensation Committee:

George C. Freeman, III, Chairman
Kenneth R. Newsome
Anne G. Waleski

February 26, 2020

COMPENSATION OF EXECUTIVE OFFICERS

The following table provides compensation information for our NEOs for 2019, 2018 and 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compen- sation($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings($)(4)	All Other Compen- sation($)(5)	Total($)
John M. Steitz(6)	2019	649,688	825,000	504,615	1,482,700	-0-	-0-	189,788	3,651,791
President and
Chief Executive Officer
John D. Gottwald(7)	2019	84,150	-0-	-0-	2,096,121	-0-	264,462	4,556	2,449,289
President and	2018	396,000	-0-	-0-	2,119,135	-0-	-0-	20,097	2,535,232
Chief Executive Officer	2017	396,000	-0-	-0-	-0-	-0-	123,134	19,942	539,076
D. Andrew Edwards	2019	417,636	-0-	315,537	205,477	504,840	94,378	31,317	1,569,185
Vice President and	2018	405,472	-0-	296,406	201,681	322,754	-0-	32,004	1,258,317
Chief Financial Officer	2017	393,663	-0-	228,387	262,922	475,860	81,870	28,145	1,470,847
Michael J. Schewel	2019	395,941	-0-	274,220	178,571	398,845	-0-	28,413	1,275,990
Vice President, General	2018	384,409	-0-	247,592	175,272	387,229	-0-	23,546	1,218,048
Counsel and Corporate	2017	373,212	-0-	198,491	234,603	375,950	-0-	17,052	1,199,308
Secretary

(1)
Represents the grant date fair value computed in accordance with ASC Topic 718.  Stock Awards include Performance Units and restricted stock awards.  In the case of the Performance Units, the above amounts assume that the Performance Units granted will vest at the target level based upon information available on the date of grant.  Performance Units vest only if we meet certain operating thresholds over the applicable vesting period.  If it were probable at the grant date that the maximum number of shares granted related to the Performance Units would vest, the grant date fair value of the Performance Units would be as follows:

D. Andrew Edwards	$237,297
Michael J. Schewel	$206,229

For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP.  For a description of the assumptions we used, see Note 1 to our financial statements, which is included in our 2019 Form 10-K.

(2)
Represents the grant date fair value computed in accordance with ASC Topic 718.  For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP.  For a description of the assumptions we used, see Note 1 to our financial statements, which is included in our 2019 Form 10-K.  The actual value an NEO may receive depends on market prices, and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized.  No gain to an NEO is possible without an appreciation in stock value.

(3)	Represents cash awards to the NEOs under Tredegar’s annual cash incentive plans for the years indicated.

(4)
This amount represents the change in actuarial present value in the Pension Plan from December 31, 2018 to December 31, 2019, from December 31, 2017 to December 31, 2018, and from December 31, 2016 to December 31, 2017, respectively.  Messrs. Steitz and Schewel are not eligible to participate in the Pension Plan.

(5)	These amounts include the following:

Name		Matching Contributions under the Retirement Savings Plan($)	Matching Contributions under the Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Savings Plan Benefit Restoration Plan($)	Dividends on Shares of Restricted Stock($)	Employee Moving Expenses (Relocation Reimbursement)	Total($)
John M. Steitz	2019	-0-	-0-	-0-	6,280	183,508	189,788
John D. Gottwald	2019	4,208	-0-	-0-	348	-0-	4,556
	2018	13,750	6,050	297	-0-	-0-	20,097
	2017	13,500	6,300	142	-0-	-0-	19,942
D. Andrew Edwards	2019	9,512	11,370	810	9,625	-0-	31,317
	2018	9,289	10,985	521	11,209	-0-	32,004
	2017	9,057	10,626	248	8,214	-0-	28,145
Michael J. Schewel	2019	14,000	5,797	234	8,382	-0-	28,413
	2018	11,778	5,048	95	6,625	-0-	23,546
	2017	8,791	4,128	2	4,131	-0-	17,052

(6)	Mr. Steitz was appointed President and CEO effective March 19, 2019.

(7)	Mr. Gottwald retired as President and CEO on March 19, 2019.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John M. Steitz		0	0	0	0	0	0
	3/21/2019							27,306		18.48	504,615
	3/21/2019								273,057	18.48	1,482,700
John D. Gottwald		0	0	0	0	0	0	0
	3/21/2019								386,026	18.48	2,096,121
D. Andrew Edwards		63,105	252,420	504,840
	3/21/2019				4,610	9,219	13,829				147,041
	3/21/2019							8,514			157,339
	3/21/2019								37,841	18.48	205,477
Michael J. Schewel		49,856	199,423	398,846
	3/21/2019				4,006	8,012	12,018				127,786
	3/21/2019							7,399			136,734
	3/21/2019								32,886	18.48	178,571

(1)
Represents the annual incentive opportunities under the 2019 Cash Incentive Plan.  The actual amount paid to each NEO under the 2019 Cash Incentive Plan is included under “Summary Compensation Table – Non-Equity Incentive Plan Compensation” beginning on page 31 of this proxy statement.  Messrs. Steitz and Gottwald did not participate in the 2019 Cash Incentive Plan.

(2)
Represents Performance Units granted in 2019.  Under ASC Topic 718, it was assumed that the Performance Units granted will vest at the target level based upon the information available at the date of grant.  See “Compensation Discussion and Analysis – Long-Term Incentives – 2019 Performance Units” on page 26 of this proxy statement for additional information, including the vesting criteria associated with the Performance Units.  Messrs. Steitz and Gottwald did not receive grants of Performance Units.

(3)	Represents restricted stock awards granted in 2019. Mr. Gottwald did not receive a grant of restricted stock.

(4)	Represents stock options granted in 2019.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information regarding the number and value of stock option awards and stock awards for our NEOs outstanding as of the fiscal year ended December 31, 2019.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable		(#) Unexercisable		($)		(#)		($)	(#)		($)
John M. Steitz	-0-		273,057	(2)	18.48	3/21/2024	-0-		-0-	27,306	(10)	610,289
John D. Gottwald	-0-		361,011	(3)	19.35	5/7/2025	-0-		-0-	-0-		-0-
	-0-		386,026	(4)	18.48	3/21/2026	-0-		-0-	-0-		-0-
D. Andrew Edwards	39,572	(5)	-0-		15.65	5/22/2024	6,528	(7)	145,901	6,146	(11)	137,363
	-0-		16,488	(6)	15.65	5/22/2024	9,386	(8)	209,777	8,636	(12)	193,015
	-0-		34,358	(3)	19.35	5/7/2025	9,219	(9)	206,045	8,514	(10)	190,288
	-0-		37,841	(4)	18.48	3/21/2026
Michael J. Schewel	34,390	(5)	-0-		15.65	5/22/2024	5,674	(7)	126,814	5,341	(11)	119,371
	-0-		15,632	(6)	15.65	5/22/2024	8,157	(8)	182,309	7,505	(12)	167,737
	-0-		29,859	(3)	19.35	5/7/2025	8,012	(9)	179,068	7,399	(10)	165,368
	-0-		32,886	(4)	18.48	3/21/2026

(1)
In accordance with the Tredegar Corporation Amended and Restated 2004 Plan and the 2018 Plan, the per share exercise price for the stock options was not less than the fair market value of the shares of Tredegar common stock on the date of the grant of the option, as determined by the closing price as reported on the NYSE on that date.

(2)	The stock options become exercisable on March 21, 2022.

(3)	The stock options become exercisable on May 7, 2020.

(4)	The stock options become exercisable on March 21, 2021.

(5)	The stock options became exercisable on May 22, 2019.

(6)	The stock options become exercisable on May 22, 2020.

(7)
These Performance Units were tied to 2019 ROCE goals.  Tredegar’s ROCE was between the target and maximum levels; therefore, the following Performance Units contingent upon 2019 ROCE were earned by the NEOs and vested on February 27, 2020.

Named Executive Officer	Performance Units Earned	Value ($)
D. Andrew Edwards	7,161	121,880
Michael J. Schewel	6,224	105,932

The value of the Performance Units was based on the closing price of Tredegar common stock on February 27, 2020 ($17.02), the vesting date.

(8)	These Performance Units are tied to 2020 ROCE; if the performance criteria for 2020 are satisfied, the shares will be earned by the NEO and will vest no later than March 15, 2021.

(9)	These Performance Units are tied to 2021 ROCE; if the performance criteria for 2021 are satisfied, the shares will be earned by the NEO and will vest no later than March 15, 2022.

(10)	The shares of restricted Tredegar common stock will vest on March 21, 2022.

(11)	The shares of restricted Tredegar common stock vested on February 27, 2020.

(12)	The shares of restricted Tredegar common stock will vest on February 26, 2021.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and vesting of stock (including restricted stock and Performance Units) for our NEOs during the fiscal year ended December 31, 2019.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
John M. Steitz	-0-	-0-	-0-	-0-
John D. Gottwald	-0-	-0-	-0-	-0-
D. Andrew Edwards	-0-	-0-	32,148	552,641
Michael J. Schewel	-0-	-0-	13,958	239,360

Pension Benefits

The following table presents information as of December 31, 2019, concerning each of our defined benefit plans that provide for payments or other benefits to our NEOs at, following or in connection with retirement.  Messrs. Steitz and Schewel are not eligible to participate in the Pension Plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
		(#)	($)	($)
John D. Gottwald	Pension Plan	32.10	1,817,845	101,513
D. Andrew Edwards	Pension Plan	18	825,774	-0-

(1)	For purposes of computing the actuarial present value of the accrued benefit payable to the NEOs, we have used the following assumptions:

	12/31/2017	12/31/2018	12/31/2019
Discount Rate	3.72% (Pension Plan) 3.56% (Restoration Plan)	4.40% (Pension Plan) 4.23% (Restoration Plan)	3.27% (Pension Plan) 3.06% (Restoration Plan)
Mortality Table	RP-2014 Healthy Annuitant Mortality Table, adjusted with Scale MP-2017	RP-2014 Healthy Annuitant Mortality Table, adjusted with Scale MP-2018	Pri-2012 Retiree Mortality Table, projected using Scale MP-2019
Retirement Age	Age 60, or current age, if older
Preretirement Decrements	None
Payment Option	Single life annuity with five years of benefits guaranteed

Pension Plan

The Pension Plan is a defined benefit pension plan applicable generally to salaried, full-time employees who are not covered by a collective bargaining agreement.  Of our NEOs, only Messrs. Gottwald and Edwards participate in the Pension Plan.

The Pension Plan assumes a normal retirement age of 65 and does not impose a vested service requirement as a condition to paying benefits to a participant who retires upon reaching that age.  In most other cases involving a separation of service from Tredegar before age 65, a participant must have accrued at least five years of pension vesting service, as defined in the Pension Plan, in order to be entitled to receive any benefits under the Pension Plan.  The Pension Plan, however, allows participants who reach the age of 55 and have accrued at least ten years of pension vesting service to elect early retirement.  As of December 31, 2019, our NEOs eligible to participate in the Pension Plan had accrued the following number of pension vesting service years under the Pension Plan for their service through December 31, 2019:

Name	Vesting Years
John D. Gottwald	37
D. Andrew Edwards	22

A participant who retires at age 65 or later, with certain exceptions, is entitled to a monthly benefit paid as a single life annuity with five years of guaranteed payments.  The monthly payment equals 1/12th of the sum of:  (i) 1.1% of his final average pay (which is calculated and frozen as of December 31, 2007 and determined by averaging the participant’s base salary plus 50% of incentive bonuses for his three consecutive highest paid years in the ten-year period preceding January 1, 2008) multiplied by the number of years of pension benefit service he has accrued; and (ii) 0.4% of his final average pay in excess of the participant’s 2007 social security covered compensation, multiplied by his years of pension benefit service.

For a participant who retires prior to age 65, the amount of his retirement benefit is reduced by 7/12 of 1% for each calendar month, up to a maximum of 60 months, if the benefit is started prior to age 60.

In accordance with the provision in the Pension Plan allowing us to amend, modify or terminate it at any time, effective January 1, 2007, we closed the Pension Plan to new participants and froze the pay and covered compensation used to compute benefits for existing participants as of December 31, 2007.  Effective February 28, 2014, service accrual for all participants in the Pension Plan was frozen (other than participants who are part of a collective bargaining agreement, whose service accrual was frozen upon the execution of a new collective bargaining agreement, resulting in all service accruals being frozen effective January 31, 2018).

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan Benefit Restoration Plan for Employees of Tredegar Corporation, which is a defined contribution plan that provides for the deferral of compensation of our NEOs on a basis that is not tax qualified.

Name	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
	($)	($)	($)	($)
John M. Steitz	-0-	-0-	-0-	-0-
John D. Gottwald	-0-	-0-	-0-	-0-
D. Andrew Edwards	12,180	13,210	-0-	52,407
Michael J. Schewel	6,031	3,775	-0-	17,972

(1)
These amounts represent the sum of the amounts included in Note (5) to the Summary Compensation Table beginning on page 31 of this proxy statement under the columns “Matching Contributions under the Savings Plan Benefit Restoration Plan” and “Dividends on Shares in the Savings Plan Benefit Restoration Plan.”

(2)	These amounts include the following amounts that were previously reported as compensation in the Summary Compensation Table:

Name	Matching Contributions under the Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Savings Plan Benefit Restoration Plan($)	Total($)
John M. Steitz	-0-	-0-	-0-
John D. Gottwald	-0-	348	348
D. Andrew Edwards	11,370	810	12,180
Michael J. Schewel	5,797	234	6,031

Because of Internal Revenue Code limitations on the matching contributions we are entitled to make on behalf of highly-compensated employees to Tredegar’s 401(k) Plan, we adopted the SPBR Plan under which we credit the matching contribution we would have been able to make to the 401(k) Plan, but for the Internal Revenue Code limitations, to an account representing the employee’s interest in the SPBR Plan for each payroll period.  Every employee who qualifies as “highly-compensated” under the Internal Revenue Code becomes a member of the SPBR Plan as of the date his or her contributions to the 401(k) Plan are limited by IRS regulations.

Our contributions to the SPBR Plan are converted to phantom shares of Tredegar common stock based on the fair market value at the end of the month in which the contributions are credited.  Contributions to the SPBR Plan either match those that could not be made to the 401(k) Plan because of Internal Revenue Code limitations or are dividends on shares of stock already credited to the participant.

The value of an account at any given time is based upon the fair market value of Tredegar common stock.  The fair market value of Tredegar common stock was $22.35 on December 31, 2019.  We reserve the right to terminate or amend the SPBR Plan at any time.

A participant in the SPBR Plan becomes 100% vested in his or her benefit under the Plan if he or she works at least one hour on or after January 1, 2008.

SPBR Plan

Retirement.  If an NEO retires from Tredegar, he will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which his benefit under the 401(k) Plan is distributed, subject to Internal Revenue Code Section 409A.

Termination.  If the NEO’s employment with us ends due to termination, he will be entitled to receive the value of his vested benefit in the SPBR Plan as of the last business day of the month in which he receives his vested benefit under the 401(k) Plan, subject to Internal Revenue Code Section 409A.

Disability. If the NEO separates from service due to a disability, he will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which his benefit under the 401(k) Plan is distributed, subject to Internal Revenue Code Section 409A.

Death.  If the NEO dies while employed by us, his beneficiary will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which the NEO’s benefit under the 401(k) Plan is distributed, subject to Internal Revenue Code Section 409A.

The table included below provides information with respect to the benefits we would have had to pay to our NEOs assuming any of the events described above had occurred on December 31, 2019.

Name	Payment on Retirement($)(1)	Payment on Termination($)(1)	Payment on Death or Disability($)(1)
John M. Steitz	-0-	-0-	-0-
John D. Gottwald	-0-	-0-	-0-
D. Andrew Edwards	52,407	52,407	52,407
Michael J. Schewel	17,972	17,972	17,972

(1)
Under the terms of the SPBR Plan, if any of these events occurred on December 31, 2019, the earliest payment date would be January 30, 2020 and the amount payable would be based on the closing price of Tredegar common stock on January 30, 2020, the date of payment.  In addition, the SPBR Plan provides that payment for a portion of the shares of Tredegar common stock held in a participant’s account would be withheld for six months and the payment would be based on the closing price of Tredegar common stock on the date of payment.  The amounts set forth above assume that the total payment was made on December 31, 2019 based on the closing price of Tredegar common stock on December 31, 2019, which was $22.35.

Other Potential Payments Upon Termination or a Change in Control

Equity Incentive Plans

Grants under the Amended and Restated 2004 Equity Incentive Plan and the 2018 Equity Incentive Plan.  Under the 2004 Plan and the 2018 Plan, Performance Units, shares of restricted Tredegar common stock and stock options granted vest immediately upon the NEO’s death, termination of employment due to disability, a change of control of Tredegar, or retirement (except in the case of the Performance Units and provided that the NEO has reached 65 years of age).  The 2004 Plan and the 2018 Plan generally provide that a change in control occurs if (1) a person (or a group of persons) becomes the owner of 50% or more of our voting securities, (2) there is a substantial change in the composition of our Board, (3) there is a business combination in which our shareholders own 80% or less of the surviving entity or (4) our shareholders approve a liquidation or dissolution of Tredegar or the sale of all or substantially all of Tredegar’s assets.

The table included below assumes a change in control occurred on December 31, 2019 and provides the value that our NEOs would have realized from the equity awards held as of December 31, 2019, based on the closing price of Tredegar common stock on December 31, 2019, which was $22.35.

Name	Equity Awards (#)	Exercise Price ($/Sh)	Value upon Change of Control ($)
John M. Steitz	27,306	-	610,289
	273,057	18.48	1,056,731
			1,667,020

John D. Gottwald	361,011	19.35	1,083,033
	386,026	18.48	1,493,921
			2,576,954

D. Andrew Edwards	6,146	-	137,363
	6,528	-	145,901
	39,572	15.65	265,132
	16,488	15.65	110,470
	8,636	-	193,015
	9,386	-	209,777
	34,358	19.35	103,074
	8,514	-	190,288
	9,219	-	206,045
	37,841	18.48	146,445
			1,707,509

Michael J. Schewel	5,341	-	119,371
	5,674	-	126,814
	34,390	15.65	230,413
	15,632	15.65	104,734
	7,505	-	167,737
	8,157	-	182,309
	29,859	19.35	89,577
	7,399		165,368
	8,012		179,068
	32,886	18.48	127,269
			1,492,660

CEO PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K, we are required to provide the following information with respect to fiscal year 2019:

•	The annual total compensation of the individual identified as the median compensated employee of Tredegar (other than Mr. Steitz, our CEO) was $60,138; and
•	The annual total compensation of Mr. Steitz, our CEO, was $3,651,791.

Based on this information, the ratio of the annual total compensation of our CEO to our median compensated employee is 60 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.  Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We employed the following methodology, material assumptions, adjustments and estimates to identify the median compensated employee and determine such employee’s annual total compensation:

•
Employee Population Measurement Date: The SEC rules permit companies to identify the median paid employee once every three years and simply recalculate total compensation for that employee in years two and three, provided there has been no change in the company’s employee population or compensation arrangements that significantly impacts the pay ratio disclosure.  As we have had no such material changes in our organization during 2018 and 2019, we are using the same median employee we identified on December 31, 2017, the date we determined our employee population.

•	Compensation Time Period: We measured compensation for the above employees using the 12-month period ended December 31, 2017.

•
Consistently Applied Compensation Measure:  To identify our median compensated employee (other than our CEO), we used employee salaries and bonuses.  Compensation for full-time employees hired during fiscal year 2017 was annualized.  For purposes of this disclosure, salaries and bonuses for employees located outside the United States were converted from local currency to U.S. dollars using the rate of exchange used in our 2017 Strategic Plan for that location.

•
Determining Median Compensated Employee’s Pay for CEO Ratio:  With respect to our median compensated employee, we then identified and calculated the elements of such employee’s compensation for fiscal year 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (which are the same requirements we use to calculate our CEO’s annual total compensation), resulting in annual total compensation of $60,138.

•
Determining CEO’s Pay for CEO Ratio:  With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table included in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar by monitoring the quality and integrity of the financial statements, the financial reporting processes and the systems of internal accounting and financial controls of Tredegar.  The Audit Committee operates under a written charter that has been adopted by Tredegar’s Board and is available on Tredegar’s website (www.tredegar.com) by selecting “Corporate Governance” under “Investors.”  Management is responsible for the preparation of Tredegar’s financial statements, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of Tredegar’s internal control over financial reporting.  KPMG, Tredegar’s independent registered public accounting firm, is responsible for performing an independent audit of those financial statements and Tredegar’s internal control over financial reporting.  KPMG has acted as Tredegar’s independent registered public accounting firm since May 3, 2018.

The Audit Committee has met and held discussions with management and KPMG regarding Tredegar’s audited 2019 consolidated financial statements.  Management represented to the Audit Committee that Tredegar’s consolidated financial statements were prepared in accordance with GAAP, in all material respects, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.  The Audit Committee refers shareholders to Section 9A of the 2019 Form 10-K regarding matters related to material weaknesses in Tredegar’s internal control over financial reporting and our remediation plan described therein, which the Audit Committee is monitoring.

The Audit Committee has discussed with KPMG the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards.  In addition, the Audit Committee has received the written disclosures and the letter from KPMG relating to the independence of that firm as required by the applicable requirements of the PCAOB and has discussed with KPMG that firm’s independence with respect to Tredegar.

In reliance upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the SEC.

Audit Committee:

Thomas G. Snead, Jr., Chairman
Gregory A. Pratt
Carl E. Tack, III
Anne G. Waleski

AUDIT AND NON-AUDIT FEES

The following table presents the fees billed for professional services rendered by KPMG for the audits of our consolidated financial statements for the years ended December 31, 2019 and 2018, and other services rendered by KPMG during this period.

	2018	2019

Audit Fees	$2,425,000	$2,068,700
Tax Fees	790,264	286,823
All Other Fees	15,000	-
Total Fees	$3,230,264	$2,355,523

The following table presents the fees billed for professional services rendered by PricewaterhouseCoopers LLP (PwC):

	2018	2019

Audit Fees	$117,011	$30,000
All Other Fees	-	-
Total Fees	$117,011	$30,000

Audit fees reported for PwC in 2018 have been revised from amounts previously presented to include amounts paid in 2019 for the 2018 fiscal year.  Audit fees reported by PwC for 2018 relate to their review of our financial statements for the quarter ended March 31, 2018 and their issuing a consent related to their audit of the 2017 consolidated financial statements of Tredegar in statutory filings for 2018.  Audit fees reported for PwC in 2019 relate solely to their issuing a consent related to their audit of the 2017 consolidated financial statements of Tredegar in statutory filings for 2018.

Audit Fees include fees billed for services performed to comply with the standards of the PCAOB, including the recurring audit of our consolidated financial statements and of our internal control over financial reporting.  This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide and assistance with and review of documents filed with the SEC.

Tax Fees primarily include fees associated with tax audits and tax compliance, tax consulting, and preparation of tax returns for expatriate employees, as well as domestic and international tax planning and assistance.

All Other Fees include software licensing for online accounting research and other miscellaneous consulting and training fees.

Our Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the auditor’s independence.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit such appointment of KPMG for ratification by the shareholders at the annual meeting.  We expect representatives of KPMG to participate in the virtual annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of our Audit Committee’s appointment of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise.  If our shareholders fail to ratify the appointment, our Audit Committee will take such failure into consideration in future years.  If our shareholders ratify the appointment, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of Tredegar.

Vote Required and Board Recommendation

The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”  Abstentions and broker non-votes will have no effect on the outcome.

Our Board recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as Tredegar’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

DIRECTOR NOMINATING PROCESS AND
SHAREHOLDER PROPOSALS

Nominating and Governance Committee Process for Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Governance Guidelines, which require that a majority of our Board must be independent directors under the general independence standards of the NYSE listing standards and under our Governance Guidelines.  Our Nominating and Governance Committee evaluates all candidates’ qualifications to serve as members of our Board based on the skills and characteristics of individual Board members as well as the composition of our Board as a whole.  In addition, our Nominating and Governance Committee will evaluate a candidate’s independence, diversity, age, skills and experience in the context of our Board’s needs.  Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criteria are necessarily applicable to all prospective nominees and directors other than having the highest standards of business and professional conduct.

Although we have no formal policy on diversity, we believe our Board should exhibit diversity of backgrounds and expertise. Our Nominating and Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (e.g., age, gender, skill, etc.) and experience (e.g., industry, professional, public service, etc.) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.  The Nominating and Governance Committee believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.

Director Candidate Recommendations and Nominations by Shareholders

Our Nominating and Governance Committee’s Charter provides that our Nominating and Governance Committee will consider director candidate recommendations by our shareholders.  Shareholders should submit any such recommendations to our Nominating and Governance Committee through one of the methods described under “Voting Information ‒ How do I communicate with the Board of Directors?” on page 4 of this proxy statement.  There are no differences in the manner in which our Nominating and Governance Committee evaluates director candidates based on whether shareholders recommend the candidates.

In addition to candidate recommendations, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board so long as that shareholder complies with the requirements set forth in the applicable provisions of our amended and restated Bylaws and summarized in “Shareholders’ Proposals” below.

Our Nominating and Governance Committee did not receive any recommendations of director candidates from any shareholder or group of shareholders during 2019, nor were there any shareholder nominations of any person for election as a director.

Shareholders’ Proposals

The regulations of the SEC require any shareholder wishing to include in our proxy statement a proposal to be acted upon at the 2021 annual meeting of shareholders ensure that the proposal is received by Tredegar at our principal office in Richmond, Virginia, no later than December 4, 2020.  We will consider written proposals received by our Corporate Secretary by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

Article I, Section 10 of our amended and restated Bylaws (Bylaws) also requires any shareholder wishing to make a proposal to be acted on at an annual meeting to give written notice to our Corporate Secretary not later than 120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year (January 21, 2021).  The notice must contain the information required by our Bylaws.

In addition, Article II, Section 5 of our Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary not later than:

•	120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year; or

•
with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of a special meeting of shareholders is first given to shareholders.

Each notice must set forth information required by our Bylaws as to the shareholder giving the notice and the person whom the shareholder proposes to nominate for election as a director.

Because the 2020 annual meeting is being held on May 21, 2020, our Corporate Secretary must receive notice of a shareholder proposal or director nomination for the 2021 annual meeting not later than the close of business on January 21, 2021.  These requirements are separate from the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement.

Our Bylaws are available on our website at www.tredegar.com and on the SEC’s website at www.sec.gov.  We will also furnish any shareholder a copy of our Bylaws without charge upon written request to our Corporate Secretary.  See “Voting Information ‒ How do I communicate with the Board of Directors?” on page 4 of this proxy statement.

BENEFICIAL OWNERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.  Any such beneficial owner may request a separate copy of this proxy statement or the 2019 Form 10-K by contacting our Corporate Secretary in writing at 1100 Boulders Parkway, Richmond, Virginia, 23225 or by telephone at       1-855-330-1001.  Beneficial owners with the same address who receive more than one proxy statement and 2019 Form 10-K may request delivery of a single proxy statement and 2019 Form 10-K by contacting our Corporate Secretary as provided in the preceding sentence.  Such beneficial owners will continue to receive separate proxy cards, voting instruction forms or notice of Internet availability, as applicable, which will allow each individual to vote independently.

OTHER MATTERS

Our Board is not aware of any matters to be presented for action at the annual meeting of shareholders other than as described in this proxy statement.  However, if any other matters are properly raised at the annual meeting or in any adjournment of the annual meeting, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Michael J. Schewel
Vice President, General Counsel and Corporate Secretary

Tredegar CORPORATION

VOTE

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - George C. Freeman, III	☐	☐	☐	02 - John D. Gottwald	☐	☐	☐	03 - William M. Gottwald	☐	☐	☐
04 - Kenneth R. Newsome	☐	☐	☐	05 - Gregory A. Pratt	☐	☐	☐	06 - Thomas G. Snead, Jr.	☐	☐	☐
07 - John M. Steitz	☐	☐	☐	08 - Carl E. Tack, III	☐	☐	☐	09 - Anne G. Waleski	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

038EYA

Tredegar CORPORATION VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - George C. Freeman, III	☐	☐	☐	02 - John D. Gottwald	☐	☐	☐	03 - William M. Gottwald	☐	☐	☐
04 - Kenneth R. Newsome	☐	☐	☐	05 - Gregory A. Pratt	☐	☐	☐	06 - Thomas G. Snead, Jr.	☐	☐	☐
07 - John M. Steitz	☐	☐	☐	08 - Carl E. Tack, III	☐	☐	☐	09 - Anne G. Waleski	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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The 2020 Annual Meeting of Shareholders of Tredegar Corporation will be held on Thursday, May 21, 2020, at 9:00 a.m., Eastern Daylight Time, virtually via the internet at www.meetingcenter.io/238113553.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — TG2020.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/TG

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Tredegar Corporation

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on May 21, 2020.

As a record holder of the common stock of Tredegar Corporation ("Tredegar"), the undersigned hereby appoints Kevin C. Donnelly, D. Andrew Edwards, and Michael J. Schewel, or any of them, with full power of substitution in each, as proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of common stock of Tredegar that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 21, 2020, and at any and all adjournments and postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder.

Tredegar CORPORATION VOTE

Online

Go to www.**envisionreports.com/TG** or scan the QR code – login details are located in the shaded bar below.

Shareholder Meeting Notice

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2020 Proxy Statement and 2019 Annual Report and Form 10-K for the fiscal year ended December 31, 2019 are available at:

www.envisionreports.com/TG

Easy Online Access – View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/TG**
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 8, 2020 to facilitate timely delivery.

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